EX-20.4


November 1, 2000


Mr. John Grossi
2236 Faber
Hamtramck, Michigan 48212


Dear Mr. Grossi:


RE:     OPERATING AGREEMENT - TREATS BAKERY CAFE at
        Center One, Detroit, MI (The "Premises")

       This Operating Agreement as of the above date supersedes a Letter Agreement (the "Agreement") between John Grossi and Treats International, Inc. dated June 24, 1997, which Agreementas assigned by Treats International, Inc. as of December 1, 1997 to EMC Group, Inc.

      You agree to continue operating the above noted Premises on behalf of EMC Group, Inc. ("EMC") on the following terms and conditions:


 (1) all equipment and trade fixtures located in the Premises during the Management Period are the sole property of EMC (the "Equipment").

 (2) you agree during the Management Period to maintain, at your expense, the Equipment in good operating condition to the satisfaction of EMC;

 (3) all profits and losses during the Management Period shall be to your account,

 (4) so long as this Agreement is in effect, you agree to pay EMC an administration fee ("administration fee") in the amount of US$148,711.08, payable over an eighty-five month period as follows:

      (a) thirty-six (36) monthly payments in the amount of One Thousand Seven Hundred Seventy and 37/100 Dollars, U.S. currency
          ($l,770.37US) each.

     The Company acknowledges that you have made a total of thirty-six (36) monthly payments to Treats Canada
     Corporation and EMC Group, Inc. up to and including September 2000, and

      (b) thirty-six (36) monthly payments in the amount of Nine
          Hundred Dollars, U.S. currency ($900.00 US), each;
          retroactive to August 1, 2000 and the Company acknowledges that it has received payments totaling $3,540.74 which was applied as a credit against the months of August,


          September, October and November 2000 as follows:

             Total due "EMC" for August, September, October
             and November 2000                                $3,600.00
             Payments received                                 3,540.74
             Balance still due and payable to "EMC"               59.26


      (c) twelve (twelve) monthly  payments of One Thousand Seven
          Hundred Seventy and  37/100 Dollars, U.S. currency
          ($l,770.37US) each, and

      (d) one monthly payment in the amount of Thirty-one thousand, three hundred thirty-three Dollars U.S. currency
          ($31,333.US)

        payable in advance on the first day of each and every month commencing on the first day of November 1, 2000.

 (5) you agree to pay during the Management Period all other expenses, including liability insurance for the premises in accordance with the provisions of the lease for the Premises and/or Treats.

 (6) this Agreement may be terminated by you at anytime upon SIXTY (60) days' written Notice ("Termination Notice") to EMC and in the event such Termination Notice is served, then and in such event you shall cease operating the Store at the expiration of such sixty day period;

 (7) If at any time during the Management Period you are in default of any of the terms and conditions of this Agreement, and fail to remedy such default within fourteen days after receipt of Notice from EMC of any such default, EMC shall have the right to terminate this Agreement upon thirty (30) days' Notice.

 (8) This paragraph regarding inventories no longer applies.

 (9) At all times during the Management Period you will be directly responsible for payment of all taxes including payroll, sales tax and any other applicable taxes as required by law;

(10) During the Management Period you agree to pay to EMC a Management Fee as follows:

        2% of Gross Sales from August 1, 1998 up to and including for the week ended September 9, 2000 during the Management period.

        0% of Gross Sales from September 10, 2000 through March 31, 2001 during the Management period.

        Commencing April 1, 2001 a monthly Management Fee of $400.00 through the remainder of the Management period.


(11) You agree, at all times during the Management Period to maintain a monthly Pest Control services contract with a qualified and certified Michigan Extermination Company at your expense and provide "EMC" with a copy of such contract.

(12) You agree, at all times during the Management Period to have grease trap located in the Premises satisfactorily maintained by an authorized service company and provide EMC with a copy of such contract.

(13) You agree to pay as of October 1, 2000 any and all rent and other charges such as promotional fund, the Landlord charges "EMC" under the Lease for the Premises which will be paid directly to "EMC" on or before the first day of each and every month for the remainder of the lease term.

(14) EMC agrees that you may negotiate favorable Minimum Rent reduction "Rent Reduction") with the Landlord. on behalf of EMC Group, Inc., subject to prior discussion with and written approval by an authorized officer of EMC Group, Inc. and subject to final and subsequent written approval by EMC Group, Inc.,

(15) You agree during the Management Period to pay directly to the Landlord, all monthly utility charges in respect of the Premises in advance on or before the first day of each and every month.

(16) Provided you have satisfactorily carried out your obligations under this Agreement, you shall have a first right to purchase the "Treats" franchise for the Premises, at a price equal to the then outstanding balance owing "EMC" on account of the administration fee at the date of exercise of this first right of refusal.

(17) "EMC" agrees that in the event the first right of refusal referred to herein is not exercised on or before the seventh (7th) anniversary of the commencement date of the Management Period, EMC, upon receipt of written request therefor, agrees to transfer to you title to the equipment owned by "EMC" and located in the Premises on the seventh (7th) anniversary of the commencement date of the Management Period.
      For the purpose of clarification, the 7th anniversary date is to mean July 1, 2004.

(18) You agree at all times during the Management Period to comply with all mandatory specifications, standards and operating procedures as determined by EMC in its sole discretion. The specifications and operating standards are as follows:

       (1).quality and appearance of products sold by the Store and Services performed at the Store;

       (2) the safety, maintenance, cleanliness, function and appearance of the Store premises, fixtures, equipment and signs;

       (3) appearance and demeanor of Store employees;

       (4) staff, Management or operating personnel uniforms;

       (5) use of Marks;

       (6) use and illumination of signs, posters, displays, standard formats and similar items;

       (7) use and retention of standard forms;

       (8) displays of advertising materials for a Store franchise;
           and

       (9) establishment of daily business hours for the Store.

      (10) only the sale of products as authorized by EMC.

      (11) purchasing all products, paper goods supplies and other materials utilized in the Premises only from suppliers and/or distributors as from time to time approved by EMC and EMC agrees to provide you with a list of such approved competitively priced suppliers and/or distributors as at the commencement date of the Management Period.

Please indicate your acceptance and Agreement to the above-noted terms and conditions by signing the enclosed copy of this letter and returning same to my attention via FAX with hard copy to follow by mail.


Yours truly,
EMC Group, Inc.

/s/  Erhard Sommer
Erhard Sommer
President & CEO


THE ABOVE-NOTED TERMS AND CONDITIONS ARE HEREBY AGREED TO AND
ACCEPTED BY:



    /s/  John Grossi                                  11/20/00
    JOHN GROSSI                                       DATE



ES\MSWORD\EMC\NEWCENTER ONE\PROPOSED NEW AGREEMENT NOV. 10, 2000
____________________________________________________________________________
          EMC GROUP, INC. , 346 Tanager Court, Lakeland, FL 33803
             Telephone:  863-619-6353     FAX:  863-709-0151